CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors and Shareholders
Computer Horizons Corp.


We have issued our reports dated February 15, 1999, accompanying the restated consolidated financial statements and schedules included in the Current Report of Computer Horizons Corp. on Form 8-K filed March 16, 1999 for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Computer Horizons Corp. on Forms S-3 (File 333-33665, effective September 24, 1997, File No. 333-44417, effective February 27, 1998, and File No. 333-48877, effective March 30, 1998) and on Forms S-8 (File No. 033-41726, effective January 16, 1991, File No. 033-59437, effective May 18, 1995, File No. 033-64763, effective December 5, 1995, and File No. 333-60751, effective August 5, 1998).



/s/GRANT THORNTON LLP
---------------------
GRANT THORNTON LLP

Parsippany, New Jersey
March 16, 1999